Exhibit 99.2

TRANSCRIPT

OCC – Q4 2016 Optical Cable Corporation Earnings Call

EVENT DATE/TIME: DECEMBER 20, 2016 / 10:00AM ET

Corporate Participants

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin - Optical Cable Corporation – Chairman of the Board, President, and Chief Executive Officer

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Presentation

Operator

Good morning. My name is Kristin, and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation fourth quarter and fiscal year 2016 earnings conference call.

(Operator Instructions)

It is now my pleasure to hand our program over to Mr. Palash. You may begin.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Thank you. Good morning, and thank you all for participating on Optical Cable Corporation’s fourth quarter of fiscal year 2016 conference call.

By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to those factors referenced in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today’s call.

Now, I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you, Aaron, and good morning everyone. I will begin the call today with a few opening remarks regarding our fourth quarter and fiscal year 2016. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2016 in more detail.

After Tracy’s remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Over the course of fiscal year 2016, we again demonstrated our ability to adjust course in a challenging market environment to position OCC for success. In 2016, we continued to experience market weakness that increased toward the end of our prior fiscal year, particularly in certain of our specialty markets including military, mining, oil & gas and wireless carrier markets. The strong U.S. dollar also continued to negatively impact our international markets, increasing the price of our products for international customers.

In response to these challenges, we focused on two categories of initiatives in fiscal year 2016; cost reductions aimed at cutting expenses and strengthening manufacturing efficiencies, and sales, marketing and product initiatives to drive increased sales in markets with the greatest growth opportunities and maintain sales levels in more static markets.

OCC achieved success in both of these initiatives and I want to take this opportunity to provide you with a little more detail on them.

As I mentioned, we continued to take steps to reduce expenses across all expense categories and improve manufacturing efficiencies. These steps included targeted personnel reductions that started during the end of 2015 and continued in 2016. While these were difficult decisions, we took the steps we determined were necessary to reduce cost structure in light of market realities.

As a result of our cost reduction efforts, OCC reduced selling, general and administrative expenses by $3.3 million, or 13.7%, in fiscal year 2016 compared to last year, and reduced production costs as well. These cost reductions contributed to sequential quarterly improvements in manufacturing efficiency during the year, as well as increased gross profit and gross profit margins.

Further, we initiated sales, marketing and product initiatives during the year to drive sales growth, particularly in high opportunity markets. We invested in new personnel, improved processes and new products. These efforts, along with additional planned initiatives, will continue into fiscal year 2017.

Although on a year-to-year basis net sales still declined, the actions we took during the year contributed to the improvement in net sales and profitability during the course of fiscal year 2016, even when considering the impact of seasonality. Importantly, our top and bottom line results demonstrate our progress to make our organization more efficient and drive growth to create value for shareholders.

Net sales increased 23.2% to $17.3 million in the fourth quarter compared to $14 million in the first quarter of fiscal 2016 as a result of OCC’s initiatives as well as seasonality.

OCC increased gross profit by 77.3% to $6.2 million in the fourth quarter when compared to $3.5 million in the first quarter and increased gross profit margin to 35.9% in the fourth quarter compared to 24.9% in the first quarter.

And, of course, earnings per share improved to $0.11 per share in the fourth quarter from a loss of $0.28 per share in the first quarter.

A couple of other key financial performance metrics for fiscal year 2016 I would like to highlight for you:

●	OCC generated annual positive cash flow from operating activities again this year─increasing net cash provided by operating activities to $3.2 million compared to $1.2 million in fiscal year 2015.

●	The Company’s balance sheet remains strong. OCC’s ratio of current assets to current liabilities as of October 31, 2016 was 6.4:1.

●	And OCC paid down $1 million on its revolving line of credit during fiscal year 2016 and has not borrowed on the revolver since August 2015.

We believe the actions that we have taken better position OCC to meet the current market challenges, which we expect to persist into fiscal year 2017. And looking ahead, we intend to continue driving top line growth by continuing the sales, marketing and product initiatives that are designed to provide customers and end-users with innovative and integrated product offerings and solutions.

In terms of the market, since the end of our fiscal year, and in recent weeks, confidence in the macro-economic environment has increased. U.S. stock market indices are testing new highs, some U.S. manufacturing economic indicators are improving, there is talk of possible U.S. government policy changes intended to benefit businesses, and many are now expecting increased spending in certain markets─like military and energy─that could benefit OCC.

As we begin fiscal year 2017, we still see weakness in certain of our markets and we expect seasonality to impact the first half of fiscal year 2017. However, it’s not unusual for increases in capital investment in fiber optic and copper datacom cabling and connectivity infrastructure to lag general economic activity.

But let’s be clear─the intensity of our efforts are not dependent on economic or political trends. We will continue to take the proactive steps we believe will best position OCC for top and bottom line growth in fiscal year 2017 and beyond.

We are fortunate to have such a strong and talented group of employees and we thank them, as always, for their hard work, dedication and service to our customers and to OCC. We look forward to continuing to execute our strategy to deliver value for shareholders and are confident in our ability to continue meeting the needs of our customers.

And with that, I will turn the call over to Tracy Smith, who will review some of the specifics regarding our fourth quarter and fiscal year 2016 financial results.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil.

Consolidated net sales for fiscal 2016 were $64.6 million, a decrease of 12.2% compared to net sales of $73.6 million for fiscal 2015. Net sales continued to be negatively impacted by reduced demand in our enterprise markets and in certain specialty markets. Our net sales were negatively impacted by a decrease in demand in the military, oil & gas and mining specialty markets, during fiscal 2016, as well as the wireless carrier market. The strong U.S. dollar also impacted sales outside of the U.S. during fiscal 2016.

Consolidated net sales for the fourth quarter of fiscal 2016 increased to $17.3 million, compared to net sales of $16.8 million for the same period last year. We have experienced sequential quarterly improvement in net sales during fiscal 2016.

Gross profit was $19.7 million in fiscal year 2016, compared to $21.8 million in fiscal year 2015. Gross profit margin, or gross profit as a percentage of net sales, was 30.5% in fiscal 2016, compared to 29.6% in fiscal 2015. Gross profit was $6.2 million in the fourth quarter of fiscal 2016 compared to $5 million in the fourth quarter of fiscal year 2015. Gross profit margin was 35.9% in the fourth quarter of fiscal 2016 compared to 30% in the fourth quarter of fiscal 2015.

Gross profit margin for the fourth quarter and for fiscal 2016 was positively impacted primarily by a change in product mix, including an increase in net sales of certain fiber optic cable products that positively impacted gross profit and a decrease in net sales of certain fiber optic cable products that negatively impacted gross profit in fiscal 2015. Additionally, concerted efforts to reduce manufacturing costs and increase production efficiencies contributed to the increase in gross profit in fiscal 2016.

SG&A expenses decreased $3.3 million, or 13.7%, to $20.8 million during fiscal 2016 compared to $24 million for fiscal 2015. SG&A expenses as a percentage of net sales were 32.1% in fiscal 2016 compared to 32.7% in fiscal 2015. SG&A expenses decreased 9% to $5.2 million for the fourth quarter of fiscal 2016 compared to $5.8 million for the same period last year. SG&A expenses as a percentage of net sales were 30.3% in the fourth quarter of fiscal 2016 compared to 34.4% in the fourth quarter of fiscal year 2015.

The decrease in SG&A expenses in the fourth quarter and in fiscal 2016 when compared to the same periods last year was the result of targeted cost reduction efforts across all expense categories.

Net loss attributable to OCC for fiscal year 2016 was $1.8 million, or $0.28 per basic and diluted share, compared to a net loss attributable to OCC of $4.3 million, or $0.69 per basic and diluted share for fiscal year 2015. For the fourth quarter of fiscal year 2016, we reported net income attributable to OCC of $761,000, or $0.11 per basic and diluted share, compared to a net loss attributable to OCC of $3 million, or $0.48 per basic and diluted share, for the same period last year. The net loss attributable to OCC in the fourth quarter and fiscal year 2015 included a $2.4 million non-cash charge related to the establishment of an allowance against OCC’s net deferred tax asset.

As of October 31, 2016, we had outstanding borrowings of $5 million on our revolving credit note and $2 million in available credit. We also had outstanding loan balances of $6.9 million under our real estate term loans also with the Bank of North Carolina. OCC paid down $1 million on its revolving line of credit during fiscal year 2016 and has not borrowed on the revolver since August of 2015.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

Questions and Answers

Operator: (Operator Instructions) We have no questions at this time.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Ok. Aaron, are there any questions that were submitted by individual investors in advance of today’s call?

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, at this time, we do not have any questions submitted by individual investors.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Ok. I would like to thank everyone for listening to our annual conference call today for fiscal year 2016. As always, we appreciate your time and interest in OCC.

During this holiday season, please remember those men and women in uniform defending freedom and protecting our country and their families. We thank them for their service, their sacrifice and their families’ sacrifice.

Happy holidays, Merry Christmas and Happy New Year to you and your family and thank you for your continued interest in Optical Cable Corporation.

Operator: Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect your lines.